As filed with the Securities and Exchange Commission on September 15, 2009

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENVEO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or Other Jurisdiction of Incorporation or Organization)	84-1250533 (I.R.S. Employer Identification No.)

One Canterbury Green, 201 Broad Street
Stamford, CT  06901
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Nashua Corporation Employees’ Savings Plan

Nashua Corporation 2008 Value Creation Incentive Plan

Nashua Corporation 2008 Directors’ Plan

Nashua Corporation 2007 Value Creation Incentive Plan

Nashua Corporation 2004 Value Creation Incentive Plan

Nashua Corporation 1999 Shareholder Value Plan

1996 Nashua Corporation Stock Incentive Plan

  (Full Title of the Plan)

Timothy M. Davis
Senior Vice President, General Counsel and Secretary
Cenveo, Inc.
One Canterbury Green, 201 Broad Street
Stamford, CT  06901
(203) 595-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	557,889 shares	$6.35	$3,542,595	$197.70

(1)
This Registration Statement registers the shares of the Registrant issuable pursuant to or purchasable under the employee benefit plans identified above (the “Plans”), which have been assumed by the Registrant in connection with its acquisition of Nashua Corporation.  This Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to stock splits, stock dividends, or similar transactions.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold under the Plans.

(2)
The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.  With respect to the 557,889 shares being registered, the fee is based on a price of $6.35 per share, which is the average of the high ($6.60) and low ($6.10) sales prices of the Common Stock on September 11, 2009 on the New York Stock Exchange.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the SEC by the Company or the Plans are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	the Company’s Quarterly Report on Form 10-Q for the quarters ended March 28, 2009 and June 27, 2009;

•	the Company’s Current Reports on Form 8-K filed April 27, 2009, May 7, 2009 and June 5, 2009, as well as amendments to the Company’s Current Reports on Form 8-K filed June 9, 2009 and July 30, 2009;

•	the description of the Company’s Common Stock contained in the Company’s registration statement therefor and subsequent amendments thereof; and

•	the Nashua Corporation Employees’ Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2008, filed on June 24, 2009.

All documents filed by the Company or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 7-109-101 et seq. of the Colorado Business Corporations Act empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstances, as well as providing for elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.

A corporation must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee, fiduciary or agent, against reasonable expenses incurred by him or her in connection with the proceeding.

A corporation may indemnify a person made a party to a proceeding because the person is or was a director, officer, employee, fiduciary or agent if the person conducted himself or herself in good faith and the person reasonably believed that his or her conduct was in or not opposed to the best interests of the corporation (or in the case of a criminal proceeding, had a reasonable belief that his or her conduct was not unlawful), except that no indemnification is allowed in connection with a proceeding by or in the right of the corporation in which the person seeking indemnification was adjudged to be liable to the corporation or in connection with any other proceeding in which the person was adjudged liable on the basis that he or she derived an improper personal benefit.

A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of another domestic or foreign corporation or other person or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under Section 7-109-101 et seq.

Article V of the Articles of Incorporation of the Company reads as follows:

“The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign Corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.”

Article VI of the Articles of Incorporation of the Company reads as follows:

“There shall be no personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that said personal liability shall not be eliminated to the Corporation or to the shareholders for monetary damages arising due to any breach of the director’s duty of loyalty to the Corporation or to the shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, C.R.S., or any transaction from which a director derived an improper personal benefit. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law.  Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.”

Article VIII of the Bylaws of the Company reads as follows:

“The corporation shall be authorized to indemnify any person entitled to indemnity under the Colorado Business Corporation Act, as the same exists or may hereafter be amended (the “Act”), to the fullest extent permitted by the Act; provided, however, that the corporation shall not be permitted to indemnify any person in connection with any proceeding initiated by such person, unless such proceeding is authorized by a majority of the directors of the corporation.”

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Company’s Articles of Incorporation.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See Exhibit Index.

The Company hereby undertakes to submit, to the extent not previously submitted, the Nashua Corporation Employees’ Savings Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS to maintain the qualification of the Nashua Corporation Employees’ Savings Plan.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut.

Dated:  September 15, 2009

CENVEO, INC.

By: /s/ Kenneth P. Viret
      Name: Kenneth P. Viret
      Title:   Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Timothy M. Davis and Kenneth P. Viret his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert G. Burton, Sr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 15, 2009
Robert G. Burton, Sr.

/s/ Kenneth P. Viret	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2009
Kenneth P. Viret

/s/ Gerald S. Armstrong	Director	September 15, 2009
Gerald S. Armstrong

/s/ Leonard C. Green	Director	September 15, 2009
Leonard C. Green

/s/ Mark J. Griffin	Director	September 15, 2009
Mark J. Griffin

/s/ Robert B. Obernier	Director	September 15, 2009
Robert B. Obernier

The Plans.  Pursuant to the requirements of the Securities Act of 1933, each trustee (or other person who administers the Plans) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut.

Dated:  September 15, 2009

NASHUA CORPORATION EMPLOYEES’ SAVINGS PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

NASHUA CORPORATION 2008 VALUE CREATION
INCENTIVE PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

NASHUA CORPORATION 2008 DIRECTORS’ PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

NASHUA CORPORATION 2007 VALUE CREATION
INCENTIVE PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

NASHUA CORPORATION 2004 VALUE CREATION
INCENTIVE PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

NASHUA CORPORATION 1999 SHAREHOLDER
VALUE PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

1996 NASHUA CORPORATION STOCK INCENTIVE
PLAN

By: /s/ Kenneth P. Viret
      Name:     Kenneth P. Viret
      Title:       Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Articles of Incorporation of Cenveo, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the SEC on August 14, 1997)

4.2
Amendment to Articles of Incorporation of Cenveo, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 2, 2004)

4.3
Amendment to Articles of Incorporation and Certificate of Designations of Series A Junior Participating Preferred Stock of Cenveo, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated (date of earliest event reported) April 17, 2005, as filed with the SEC on April 21, 2005)

4.4
Amended and Restated Bylaws of Cenveo, Inc.  (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated (date of earliest event reported) February 22, 2007, as filed with the SEC on August 30, 2007)

4.5 *	Nashua Corporation Employees’ Savings Plan
4.6
Amended and Restated 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Nashua Corporation’s Quarterly Report on Form 10-Q for the quarter ended April 2, 1999 (SEC File No. 001-05492))

4.7
Nashua Corporation 1999 Shareholder Value Plan (incorporated by reference to Exhibit 10.2 to Nashua Corporation’s Quarterly Report on Form 10-Q for the quarter ended April 2, 1999 (SEC File No. 001-05492))

4.8
Nashua Corporation 2004 Value Creation Incentive Plan (incorporated by reference to Nashua Corporation’s Proxy Statement dated as of March 23, 2004 and filed with the SEC on March 23, 2004 (SEC File No. 001-05492))

4.9
Nashua Corporation 2008 Value Creation Incentive Plan (incorporated by reference to Nashua Corporation’s Proxy Statement dated as of March 21, 2008 and filed with the SEC on March 21, 2008 (SEC File No. 001-05492))

4.10	Nashua Corporation 2008 Directors’ Plan (incorporated by reference to Nashua Corporation’s Proxy Statement dated as of March 21, 2008 and filed with the SEC on March 21, 2008 (SEC File No. 001-05492))
5.1 *	Internal Revenue Service determination letter, dated April 15, 2002, indicating that the Nashua Corporation Employees’ Savings Plan is qualified under Section 401 of the Internal Revenue Code
23.1 *	Consent of Grant Thornton LLP
23.2 *	Consent of Deloitte & Touche LLP
23.3 *	Consent of Ernst & Young LLP
24.1 *	Powers of Attorney (included in the signature page to this Registration Statement)

* Filed herewith